Exhibit 5.2

490 North 31st Street, Suite 500 Billings, MT 59101-1288 Ph. 406-252-3441

May 5, 2016

USD Partners LP

USD Partners Finance Corporation

811 Main Street, Suite 2800

Houston, Texas 77002

Re:	Casper Crude to Rail, LLC, a Wyoming limited liability company
Local Counsel Opinion for the State of Wyoming

Ladies and Gentlemen:

We have acted as special counsel in the State of Wyoming for Casper Crude to Rail, LLC, a Wyoming limited liability company (the “Guarantor”), in connection with the Guarantor’s proposed guarantee (the “Debt Guarantee”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by USD Partners LP, a Delaware limited partnership (“USD Partners”) and USDP FinanceCorp., a Delaware corporation (“USD Finance” and, together with the USD Partners, the “Issuers”), pursuant to forms of debentures, notes or other debt instruments of the Issuers under that certain Indenture (the “Indenture”) filed with the Securities and Exchange Commission (the “Commission”) as exhibit 4.1 to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May 5, 2016.

MATERIALS EXAMINED

In our representation of Guarantor, we have examined the following documents:

(1)	the Registration Statement;

(2)	the Indenture (in the form attached to the Registration Statement);

(3)	Articles of Organization for Casper Crude to Rail, LLC, dated February 19, 2013;

(4)	Amended and Restated Limited Liability Company Agreement of Casper Crude to Rail, LLC, dated December 10, 2015;

(5)	Unanimous Written Consent of the Board of Directors of USD Partners GP LLC, with respect to USD Partners LP, USD Logistics Operations GP LLC, USD Rail LP, USD Logistics Operations LP, USD Rail International S.à r.l., West Colton Rail Terminal LLC, San Antonio Rail Terminal LLC, USD Terminals International S.à r.lL., USD CCR LLC, Casper Crude to Rail, LLC, and CCR Pipeline, LLC dated May 5, 2016; and

(6)	Certificate of Good Standing for Casper Crude to Rail, LLC, dated May 5, 2016, issued by the Wyoming Secretary of State (“Certificate of Good Standing”).

May 5, 2016

The documents identified in items (1) through (6) above may be referred to herein as the “Transaction Documents,” and the documents identified in items (3) through (6) above may be referred to herein as the “Corporation Documents”.

ASSUMPTIONS

With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Transaction Documents, certificates of public officials, and the accuracy of the public record. We have made no independent investigation of the any statements, warranties and representations made by any party to the Transaction Documents or any related matters. With the exception of the Corporate Documents, we have not examined the books and records of the Guarantor.

For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:

a. There have been no resolutions, amendments, substitutions, replacements, or restatements of, or otherwise relating to, the Corporate Documents that would materially affect Guarantor’s corporate existence, its ability to transact business as contemplated by the Transaction Documents, or otherwise affect the Indenture as the legal, valid, and binding obligation of the Guarantor, enforceable against Guarantor in accordance with the terms thereof.

b. No fraud, mistake, undue influence, duress or criminal activity exists with to the Transaction Documents or any of the matters relevant to the opinions rendered herein.

c. The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic, original documents of all documents submitted to us as copies, the due authority of the parties executing such documents, and the legal capacity of natural persons.

d. All factual matters, including, without limitation, any representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein.

OPINION

Based on the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we express the following Opinions:

Opinion 1. Based solely on the Certificate of Good Standing, the Guarantor validly exists under the laws of the State of Wyoming.

May 5, 2016

Opinion 2. The Guarantor has the requisite corporate power to guarantee the Debt Securities pursuant to the terms of the Indenture and to perform its obligations under the Debt Guarantee.

Opinion 3. The Debt Guarantee, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and properly delivered, will be validly authorized, executed, and delivered for Wyoming corporate law purposes by the Guarantor.

LIMITATIONS, QUALIFICATIONS AND EXCEPTIONS

The foregoing Opinions are subject to the following limitations, qualifications, and exceptions:

A. Our Opinions are limited to the laws of the State of Wyoming existing on the date of this letter, and we assume no obligation to update or supplement this Opinion. Furthermore, we express no opinion with respect to the compliance with any law, rule or regulation that is a matter of customary practice as understood to be covered only when an opinion refers to it expressly. Without limiting the generality of the foregoing, we express no opinion on local or municipal law, anti-trust, environmental, land use, securities, tax, pension, employee benefit, margin, insolvency, anti-terrorism, money laundering, or investment company laws and regulations.

B. Our opinions are subject to and limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors rights generally; (b) fraudulent transfer and fraudulent conveyance laws; and (c) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

C. No opinion is implied or is to be inferred beyond the matters expressly stated herein. This letter is our opinion as to certain legal conclusions as specifically set forth herein, and does not and shall not be deemed to be a representation or opinion as to any factual matters.

D. This Opinion has been prepared and given in accordance with the customary practice of those lawyers licensed to practice law in the State of Wyoming who regularly give opinions of this kind, type and nature as those matters contained herein. The opinion recipients have agreed that the interpretation of this Opinion shall be based upon the customary practice of those lawyers licensed to practice law in the State of Wyoming who regularly give opinions of this kind, type and nature as those matters contained herein.

May 5, 2016

We hereby consent to the filing of this Opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. We further consent to the incorporation by reference of this Opinion letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Debt Securities. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Crowley Fleck PLLP

By:	/s/ Alan C. Bryan
Alan C. Bryan